Exhibit 10.5
Description of Compensation Payable to Non-Employee Directors
(Approved June 2010)
Effective as of March 1, 2011 the non-employee directors of American Greetings Corporation (“American Greetings”) shall receive the following compensation with respect to their service on the Board:
•	An annual board retainer fee of $70,000; and

•	The Chair of the Nominating and Governance Committee to be paid an annual retainer fee of $10,000, the Chair of the Compensation and Management Development Committee to be paid an annual retainer fee of $15,000, and the Chair of the Audit Committee to be paid an annual retainer fee of $20,000; and

•	Non-chair members of the Nominating and Governance Committee and the Compensation and Management Development Committee to be paid an annual retainer fee of $7,500, and non-chair members of the Audit Committee to be paid an annual retainer fee of $10,000; and

•	Options to purchase 7,500 Class A common shares per fiscal year;

•	A grant of 1,875 Class A Restricted Stock Units per fiscal year; and

•	Reimbursement of expenses related to attending Board and committee meetings.
Pursuant to the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan, non-employee directors may make an election prior to the beginning of each fiscal year to receive American Greetings’ Class A and/or Class B common shares in lieu of all or a portion of the fees due to such Director as compensation for serving on the Board of Directors. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued based on the closing price of the American greetings Class A common shares on the last trading day of the calendar quarter prior to the payment of such fees.